Exhibit 4

                              CONSULTING AGREEMENT

RECITALS

CONSULTING AGREEMENT entered into this___ day of March, 2003 by and between Future Carz, Inc., a Nevada Company (the "Company"), and Douglas G. Hauser ("Consultant").

WHEREAS, the Company desires to obtain the consulting services of Consultant in the areas of, Business Development, Opening a Maricopa County Auto Carz leasing center, and Business Strategy for the Company (the "Services") in connection the Company's business, namely, leasing automobiles (the "Business");

WHEREAS, in consideration for the Services, the Company shall issue its common stock that shall be registered S-8 stock upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. PROVISION OF SERVICES

Duties of Consultant, The Consultant will provide such services and advice to the Company so as to advise the Company in business development, business strategy and corporate expansion. Without limiting the generality of the foregoing, Consultant will also assist the Company in developing, studying, evaluating, and obtaining new leasing center locations in Maricopa County and elsewhere. Nothing herein contained shall obligate Company to acquire new locations, if such new locations are found or, that any transaction will be completed. This Agreement is not a contract for real estate services, and nothing in this Agreement will require the Consultant to negotiate on behalf of the Company. Consultant would undertake such services under the direction of an individual to be appointed by the Company's Board of Directors.

1.1 Duties Expressly Excluded. This Agreement expressly excludes the Consultant from providing any and all capital formation and/or public relation services to the Company inclusive of but not limited to (i) direct or indirect promotion of the Company's securities; (ii) assistance in making of a market in the Company's securities; and (iii) assistance in obtaining debt and /or equity financing. The Consultant shall not have the power of authority to bind the Company to any transaction without the Company's prior written consent.

1.2 Services shall be provided for a 2 year term commencing with the execution of this agreement and continuing for 2 years.

2. ISSUANCE OF STOCK

In consideration of Services rendered to date and to be rendered during the Term, the Company hereby issues to Consultant the Company's stock, in the manner and for the price stated below, 1.5 million shares of the Company's common

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stock,  such  number of shares  representing  2.8% of the  Company's  issued and outstanding capital stock on the date hereof. The shares will be issued to the Consultant once the Company has filed with the SEC a registration statement on Form S-8 covering such issuance, which the Company undertakes to do within 5 days of this agreement.

Consultant acknowledges that this issuance constitutes taxable compensation and that any tax liability related thereto shall be the responsibility of Consultant. In these regards, the Company will issue Consultant a Form 1099, with the value of the shares being determined based upon the closing price of the Company's stock on the date of issuance.

3. PROPERTY

All work performed by Consultant pursuant to this Agreement in connection with the Services or otherwise, including, without limitation, business and strategic plans and proposals, and however rendered, electronic or otherwise, and whether or not patentable or copyrightable (the "Products"), shall be deemed works-made-for-hire under United States copyright law and shall be the property of the Company. Consultant further agrees to and does hereby assign, transfer, and convey to the Company all of Consultant's right, title and interest in and to the Products, and in connection therewith, to execute and deliver such documents and take other steps, in order to enable the Company, in its sole discretion, to obtain grants of patent and registration of copyright and trademark, both domestic and foreign, in connection with the Products.

4. CONFIDENTIAL INFORMATION

The Company has developed and is the owner of highly valuable and unique confidential and proprietary technical information related to the Business, as well as business and financial information related thereto (the "Confidential Information"). Notwithstanding the foregoing, "Confidential Information" shall not include and the provisions of this Agreement will not apply to any information disclosed by the Company and/or Consultant (1) if such information is demonstrated to be generally available to the public at the time of its disclosure to Consultant; (2) after the time, if any, that such information becomes generally available to the public without any breach by Consultant; (3) was already in Consultant's possession at the time of disclosure to Consultant (whether such time of disclosure is before or after the date hereof); (4) is developed by Consultant independently of the Services; or (5) was lawfully received by Consultant from a third party without restrictions on disclosure or use.

Using  no  less  effort  than  the   Consultant   would  use  to  maintain   the
confidentiality of his own confidential and proprietary information, the Consultant shall maintain in strict confidence and shall not disclose at any time, without the prior written consent of the Company, any of the Confidential Information to any other person or entity, unless such information has entered the public domain through lawful means, without violation of this Agreement, or pursuant to requirements of law or court order.

5. SEVERABILITY

In the event that any one or more provisions herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

6. INDEPENDENT CONTRACTOR

Consultant acknowledges and agrees that he is rendering the Services as an independent contractor and not an employee of the Company and, accordingly, the Company shall have no obligations to Consultant in connection with payroll taxes, employee benefits and the like.

7. NO ASSIGNMENT

Consultant's obligations hereto with respect to provision of Services shall not be assignable to any other person without the express written consent of the Company.

8 MISCELLANEOUS

This Agreement (I) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior understandings and agreements as to such subject matter; (ii) may be amended or modified only by a writing executed by the party against whom enforcement is sought; (iii) shall inure to the benefit of and be binding upon the respective heirs, administrators, personal representatives, successors and assigns of the parties hereto; and (iv) shall be governed by and construed in accordance with the laws of California.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

CONSULTANT:


/s/ Douglas G. Hauser
----------------------------
Douglas G. Hauser


COMPANY:


/s/ Ethel Merriman
----------------------------
Ethel Merriman, President